Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-189398, 333-152139, 333-127019, 333-112544, 333-112546 and 333-112547 on Form S-8 and 333-166762, 333-200721 and 333-220535 on Form S-3 of our reports dated February 21, 2019, relating to the consolidated financial statements and financial statement schedule of Church & Dwight Co., Inc. and subsidiaries, and the effectiveness of Church & Dwight Co., Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Church & Dwight Co., Inc. for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP

Parsippany, NJ
February 21, 2019